Exhibit 10.8

IPL Alliant Energy Contract No.

FACILITIES SERVICES AGREEMENT*

THIS AGREEMENT is made this 30th day of July, 2003 by and between INTERSTATE POWER AND LIGHT COMPANY (a wholly owned subsidiary of Alliant Energy Corporation) with offices at 22 2nd St NW, Mason City, IA 50401 (“Company’), and Golden Grain Energy, a limited liability company (“Customer”) with its principal offices at 951 N Linn Avenue, New Hampton, Iowa 50659 contains the terms and conditions under which Company will perform Work.

1.                                      SCOPE OF WORK

Within a reasonable period of time after execution of this Agreement, Company shall furnish the required labor and supervision necessary for the performance of certain types of Work on a project-by-project basis, and as generally described in Schedule A of this Agreement.  The description of Work for a particular project will be more definitely described in Company’s Proposal or Specification document to be attached as schedules to this Agreement and incorporated herein by this reference.  No Work shall be provided hereunder until the parties have agreed upon the Scope of Work to be performed for a specific project.

The Work will be performed during times that are mutually satisfactory to the parties, and upon written agreement of the parties.

2.                                      TERM AND TERMINATION

Unless otherwise terminated, this Agreement shall be in effect for a period of one (1) year and shall automatically renew for additional one (1) year periods.

Notwithstanding any of the provisions contained herein, either party shall have the right to delay or cancel for its convenience further performance of all or any separable part of this Agreement at any time by giving thirty- (30) days written notice to the non-canceling party.  On the date of such delay or cancellation stated in the notice, Company shall discontinue all Work pertaining to this Agreement pending Customer’s instructions.

In the event of delay, Customer shall as soon as practicable establish a Work schedule and a completion date.  The price set forth in Schedule A shall be adjusted for reasonable and necessary expenses resulting from the delay.

In the event of cancellation, payment to Company shall be based on that portion of the Work satisfactorily performed to the date of cancellation, including reimbursement for reasonable overhead and profit on such completed Work, plus reasonable and necessary expenses resulting from the cancellation.

3.                                      COMPENSATION AND PAYMENT

The total cost payable by Customer to Company for the Work, exclusive of taxes, shall be billed in accordance with Schedule A of this Agreement.

Customer shall pay one hundred (100%) percent of the amount invoiced by the thirtieth (30th) day following receipt of Company’s invoice.  Customer shall be responsible for any taxes imposed as a result of the Work performed by Company hereunder.  Company shall invoice Customer every fifteen (15) days for Work completed.  Customer shall pay Company’s invoice no later than thirty- (30) days after the date of invoice.

*Portion omitted pursuant to a request for confidential treatment and filed seperately with the Securities and Exchange Commission.

4.                                      CHANGES

This Agreement may be changed only by a duly executed Change Order(s) issued by Company to Customer.

Upon the Parties reaching mutual agreement regarding a proposed change to the Scope of Work, the Company will issue a written Change Order as set forth in Form 1 of Schedule A of this Agreement.  No Work shall be performed prior to Completion of Change Order(s).  Customer shall not be invoiced for Work to be performed prior to completion of the applicable Change Order.

Changes in the Work may result in adjustments affecting provisions of this Agreement including, without limitation, any adjustments to price, schedule, and guarantees which shall be mutually agreed to by Company and Customer and specified in the Change Order(s) issued by Company.

5.                                      INDEPENDENT CONTRACTOR AND SUBCONTRACTING

Company agrees that it is an independent contractor.  This Agreement may not be altered in any manner so as to change the relationship of Company from that of independent contractor.

Company may subcontract any portion of the Work.  Company agrees that it shall remain solely responsible for satisfactory completion of the Work and shall incorporate the terms and conditions of this Agreement into the subcontracting agreement.

6.                                      CONFIDENTIAL INFORMATION

The parties recognize and acknowledge that certain information considered to be proprietary or confidential including but not limited to contractual information, trade secrets, computer codes, formulas, methods, inventions and devices that are or may be in the future developed, used by or in the possession of a party constitute a valuable, special and unique asset of that party.  Neither party shall, without written permission of the other, disclose such proprietary or confidential information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever.  In the event of a breach or threatened breach by a party of the provisions of this Paragraph the non-breaching party shall be entitled to an injunction restraining the breaching party from so doing.  Nothing herein shall be construed as prohibiting a party from pursuing any other remedies available to it for such breach or threatened breach.

7.                                      INDEMNIFICATION

Customer agrees to assume all risk of loss and to defend, indemnify and hold its officers; directors, employees, su6contractors and agents harmless against any and all claims, liabilities, damages, losses, costs or expenses of whatever nature or character, including but not limited to, damage of any type to any person or property including injuries or damage to third parties or employees of both parties occasioned wholly or in part by any act or omission of Customer or of anyone directly or indirectly employed by Customer for whose acts any of them may be liable that result from or arise out of this Agreement , or any of the activities of Customer, its employees :or agents pursuant to this Agreement, whether or not such injuries or damage are occasioned in part by Company, its officers, directors, employees, subcontractors or agents.

8.                                      HAZARDOUS MATERIALS

Nothing in thin, Agreement shall require Company to take ownership of or be responsible for hazardous materials that which exist on Owner or Customer’s Work Site(s) prior to the performance of Company’s Work.  For purposes of this Agreement, Hazardous Materials include but are not limited to asbestos or any substance containing asbestos, polychlorinated biphenyl’s, any explosives, radioactive materials, chemicals known or suspected to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions, infectious wastes, any petroleum or petroleum-derived waste or product or related materials and any items defined as hazardous, special or toxic materials, substances or waste under any hazardous material law.

9.             HAZARD COMMUNICATIONS

The parties shall comply w4 h all applicable hazard communication requirements of the Occupational Safety and Health Administration (OSHA), as codified at 29 C.F.R. 1910.1200.

10.          WARRANTY

Any warranties of the products and equipment sold hereby are those of the manufacturer.  Company shall provide any manufacturer’s warranties to Customer with f-’10jeA closeout documentation, unless Customer requests such information at an earlier date, and assuming that such information is available at the time of request.

Company warrants to Customer that the Work shall be performed by qualified and competent personnel in accordance with industry practice and the professional standards of care and practice appropriate to the nature of the Work rendered.  Said warranty shall remain in effect for a period of thirty- (30) days after the Work is completed by Company.

COMPANY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESSED OR IMPLIED, INCLUDING ANY ARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE.

11.                               LIMITATION OF LIABILITY

COMPANY SHALL NOT IN ANY EVENT OR UNDER ANY CIRCUMSTANCE WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE) STRICT LIABILITY OR UNDER ANY WARRANTY OR ANY OTHER LEGAL THROERY, BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMGE, INCLUDING BUT NOT LIMITED TO LOSS OF PROFITS OR REVENUE, LOSS OF GOOD WILL, LOSS OF USE OF SITE SYSTEMS, COST OF CAPITAL, OR ANY CLIAIMS BY THE CLIENT FOR DAMAGES TO CUSTOMER’S CUSTOMERS.

THE REMEDIES OF CUSTOMER SET FORTH HEREIN ARE EXCLUSIVE, AND THE SUM TOTAL LIABILITY OF COMPANY TO CUSTOMER WITH RESPECT TO THIS AGREEMENT SHALL BE LIMITED IN AGGREGATE TOTAL TO THE CONTRACT PRICE SET FORTH HEREIN.

12.                               INSURANCE

Company shall provide and maintain insurance in connection with the Work that is the subject of this Agreement, including but not limited to Workers’ Compensation and Employer’s Liability Insurance.  Company shall furnish to Customer, upon request, certificates of insurance or evidence of self-insurance issued by insurance companies showing the policies carried and the policy limits.  At all times during this Agreement, Company shall have the right to self-insure.

Customer shall provide and maintain Public Liability and Property damage Insurance so as to provide protection and indemnification against any and all such claims or suits in connection with the Work that is the subject of this Agreement.  Customer shall furnish to Company certificates of insurance issued by insurance companies acceptable to company or evidence of self-insurance acceptable to Company showing the policies carried and the limits of coverage as follows:

a.               Worker’s Compensation Insurance for Client’s employees to the extent of statutory limits and Occupational Disease and Employer’s Liability Insurance for not less than $500,000.

b.              Commercial General Liability Insurance, including but not limited to Products and Completed Operations and Contractual Liability, as applicable to Client’s obligations under this Agreement with limits not less than:

Personal Injury	$2,000,000 per occurrence and
Property Damage	$2,000,000 per occurrence.

c.               Automobile Liability Insurance with limits not less than: Bodily Injury $1,000,000 each accident, and Property Damage $1,000,000 each accident.

Certificates of insurance or evidence of self-insurance shall be on file with Company prior to execution and shall remain in effect for the duration of this Agreement, and shall name Company as an additional insured.  All certificates of insurance or evidence of self-insurance shall state that prior to cancellation, non-renewal or any materials change, thirty- (30) days’ written notice shall be given to Company.  Failure of Company to enforce the minimum insurance requirements listed above shall not relieve Customer of responsibility for maintaining these coverages.

13.                               REMEDIES

Upon discovering any breach of this Agreement either party may pursue any and all remedies available under law, including but not limited to requiring Company, at its expense, to replace defective materials, equipment and goods, to correct the defects or otherwise re-perform the Work.

In the event of breach, the non-breaching party shall give the party in breach thirty- (30) days notice to cure such breach, or to commence in good faith to cure such breach.  In the event the party does not cure or commence to cure such breach, the non-breaching party may pursue any and all remedies available under this Agreement or at law or in equity, including termination of this Agreement.

No agreement varying or extending any warranties or remedies herein will be binding unless in writing and agreed to by the parties.

14.                               FORCE MAJEURE

It is understood that at times unavoidable delays result from causes which may reasonably be presumed to be beyond the control of Company or Customer, such as: Acts of providence, floods, fortuitous events, unavoidable accidents, riots, strikes, and lock outs.  Should the progress of the Work be or seem to be delayed at any time for such causes the party experiencing the delay shall contact the other party and notify that party of the occurrence.  If the delay was unavoidable, a corresponding extension of time for the completion of the Work shall be allowed, but shall not exceed the actual number of days such unavoidable delays accrued.  Both parties shall in good faith use such effort as is reasonable under all the circumstances known to that party at the time to remove or remedy the cause(s) and mitigate the damages.

15.                               DISPUTES AND GOVERNING LAW

Any disputes not settled by the management of the parties shall be settled by arbitration in accordance with the procedures provided by the American Arbitration Association.  The laws of the state of Iowa shall govern claims arising out of this Agreement with venue lying in Linn County.

16.                               SAVINGS CLAUSE/INDEPENDENT TERMS

Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles.  The obligation to perform all of the terms and conditions of this Agreement shall remain in effect regardless of the performance of any invalid term by the other party.

17.                               NONWAIVER

The failure of a party to insist on or enforce, in any instance, strict performance by the other of any of the terms of this Agreement, or to exercise any rights herein conferred shall not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon any such terms or rights on any future occasion.

18.                               COMMUNICATION BETWEEN THE PARTIES

All communications related to this Agreement shall be to the persons listed below or to such other persons as the parties may specify in writing:

COMPANY:	INTERSTATE POWER AND LIGHT COMPANY
Name Debra Marson
Title Key Account Manager
Address 22 2nd St NW
Address Mason City, IA 50401
Phone 641-422-1722
Email debramarson@alliantenergy.com

CUSTOMER:

GOLDEN GRAIN ENERGY

Name Stan Laures
Address 951 N Linn Avenue
Address New Hampton, IA 50659
Phone 641-394-4059
Email goldengrain@iowatelecom.net

19.                               CONTRACT DOCUMENTS

This Agreement and the attachments and schedules hereto represent the complete understanding of the parties and shall govern over all other documents and oral representations making all other representations of the parties null and void.  The terms and conditions of this Agreement shall govern the following documents, and shall control over any conflicting term or condition found in any Schedules or Exhibits attached hereto.  The following documents are part of this Agreement:

Company’s Change Order(s)

Schedule A           -               Scope of Work/Price Schedule

This Agreement is executed the day and year first above written at Cedar Rapids, Iowa.

GOLDEN GRAIN ENERGY, LLC
Customer

By:	/s/ Walter Wendland

Title:	President

(Print Name) Walter Wendland
9-17-03

INTERSTATE POWER AND LIGHT COMPANY

By:	/s/ Debra Marson

Title:	Key Account Manager

(Print Name) Debra Marson
9-18-03

SCHEDULE A
SCOPE OF WORK/PRICE SCHEDULE

1.                                      SCOPE OF WORK

The purpose of this Agreement is to set forth the terms and conditions for the performance of certain types of Work on a project-by-project basis, and as generally described below.

The project scope is based on electrical drawings # 801 and # 817 - Job #EG1556 that were submitted by Fagen Engineering, LLC (Fagen).  Transformers and switchgear are priced based on utility grade standards.

Company will furnish and install all components listed below and as specified on Fagen drawings # 801 and # 817, including interconnect wire, conduit and connections as required for the 13.8 KV distribution system.  Company will provide all trenching services for the entire primary electric project.  All materials will be new.

•                  Five (5) 2000 KVA, 13,800 to 480/277 volt padmount transformer with feedthrough bushings.  3 Phase

•                  One (1) 1500 KVA, 13,800 to 4160/2400 volt padmount transformer with feedthrough bushings.  3 phase

•                  One (1) 750 KVA, 13,800 to 4160/2400 Volt padmount transformer with feedthrough bushings.  3 phase

•                  Three (3) 200 amp 15 KV 4-way sectionalizing cabinets each with fiberglass basement

•                  One (1) S & C Vista Serious switchgear equipment complete with fiberglass basement and equipped with main disconnect and adjustable electronic over current protection on feeders.

•                  15 KV 220 mil XLPE-TR 133% insulation level with 1/3 concentric neutral wire for 13.8 KV system

•                  Cabling below all roadways installed in concrete encased conduit D Concrete pads for transformers

[*]

*       Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Not included in proposal:

•                  Construction delays caused by customer will be billed on a time and material basis

•                  Additional labor and equipment hours for trenching in abnormal ground conditions such as rock, mud or frost

•                  Secondary cable installation and termination
(Additional information needed)

•                  Primary metering

•                  Proposal assumes final grade within 6 inches

•                  Owners will stake cable route with elevations

Adders:

•                  Installation of pipe

(Cable route will need to be revised)

•                  Installation of 30 arrestors                                                                                                  [*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

Lead time for transformers and switchgear is 15 weeks from date of contract execution.  Project construction is expected to take 4 weeks.  Most of the work can be accomplished ahead of equipment delivery.

Company shall perform the Scope of Work as set forth in herein and more specifically set forth in Company’s Specifications, which are attached hereto and incorporated by this reference as Schedule A of this Agreement.

2.                                      PRICE SCHEDULE

Company shall perform its obligations under this Agreement in accordance with the following Price Schedule.  The Price Schedule may be amended by agreement of the parties to take into account extra or deleted Work as set forth in Company’s Change Order(s).

Company and Customer agree that this Agreement shall be based on a cost plus open book/target pricing agreement.

THIS OFFER WILL EXPIRE IF NOT SIGNED AND
RETURNED BY AUGUST 31,   2003

CHANGE ORDER-9/3/2003

Please be advised that this change order will extend the expiration date on the contract dated July 30th as noted below.

Furnish and install all components listed below and as specified on revised Fagen drawings # 801 and # 817, including interconnect wire, conduit and connections as required for the 13.8 KV distribution system.  Company will provide all trenching services for the entire primary electric project.  All materials will be new.

•                  One (1) 500 KVA, 13,800 to 480/277 volt padmount transformer with feed through bushings.  3 Phase

•                  One (1) 75 KVA, 13,800 to 240/120 volt padmount transformer.  Single Phase.

•                  One (1) 200 amp 15 KV 4-way sectionalizing cabinets each with fiberglass basement

•                  Concrete pads for transformers

•                  Cabling below all roadways installed in concrete encased conduit

•                  15 KV 220 mil XLPE-TR 133% insulation level with 1/3 concentric neutral wire for 13.8 KV system

[*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

No materials will be ordered until we receive a list complete with specifications for all transformers and switchgear.

THIS OFFER WILL EXPIRE IF NOT SIGNED AND
RETURNED BY SEPTEMBER 18, 2003

This change order is executed the day and year first above written at Cedar Rapids, Iowa.

GOLDEN GRAIN ENERGY, LLC
Customer

By:	/s/ Walter Wendland

Title:	President

(Print Name) Walter Wendland
9-17-03

INTERSTATE POWER AND LIGHT COMPANY

By:	/s/ Debra Marson

Title:	Key Account Manager

(Print Name) Debra Marson
9-18-03

CHANGE ORDER-9/15/2003

Please be advised that this change order will not extend the expiration date on the previous change order dated September 3, 2003.

* Furnish and install pole, guy, anchor & meter socket

Substitute 175 Mil cable for 220 Mil cable

[*]

* Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

* Includes all materials associated with primary metering with the exception of overhead primary conductors, deadend shoes and insulators, and PT’s and CT’s with mounting bracket.

This change order is executed the day and year first above written at Cedar Rapids, Iowa.

GOLDEN GRAIN ENERGY, LLC
Customer

By:	/s/ Walter Wendland

Title:	President

(Print Name) Walter Wendland
9-17-03

INTERSTATE POWER AND LIGHT COMPANY

By:	/s/ Debra Marson

Title:	Key Account Manager

(Print Name) Debra Marson
9-18-03